EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CASMED Appoints Thomas M. Patton
President and Chief Executive Officer

Branford, Conn. – August 30, 2010 – CAS Medical Systems, Inc. (NASDAQ: CASM) today announced that Thomas M. Patton has been appointed President and Chief Executive Officer and a member of the Company's Board of Directors.  Mr. Patton assumed his duties as President and CEO at CASMED and joined the Board of Directors effective August 27, 2010.  CASMED also announced that Andrew E. Kersey has resigned his positions of President, Chief Executive Officer and member of the Board of Directors on the same day.

“We are thrilled to have someone of Tom’s caliber manage our Company,” said Louis P. Scheps, Chairman of the Board of Directors of the Company.  ”Tom is a seasoned executive in the medical products field with a broad range of operational and strategic experience from start-ups to growth companies, both public and private.  He has a record of creating shareholder value through the creation of sound strategies and thoughtful execution.  We look forward to having him lead our business.

 “On behalf of CASMED’s Board of Directors, I would like to express our gratitude to Mr. Kersey for his service and leadership of the Company over the past few years,” continued Mr. Scheps.  “He has positioned the Company well, and we wish him the best in his future endeavors.”

Mr. Patton stated, "I am excited to lead CASMED through the next phase of growth as we continue to commercialize our proprietary FORE-SIGHT® Absolute Oximetry technology and expand on our strengths in our  MAXNIBP® non-invasive blood pressure technology.  CASMED has robust technology platforms which include the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults.  This product alerts medical practioners to otherwise undetected problems and can lead to better patient outcomes. I am confident in our ability to generate value from it and from our other business areas."

Mr. Patton has previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis, TN, and as President of Novametrix Medical Systems, a patient monitoring company, located in Wallingford, CT.  Most recently, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company, LLC, and as CEO of QDx, Inc., a successful start-up that developed a revolutionary platform for hematology diagnostics.  He has extensive experience as a corporate director.

Mr. Patton, age 46, attended The College of the Holy Cross where he majored in Economics and Accounting.  After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly. LLP in Washington, DC.  Thereafter, he joined Wright Medical as its General Counsel, and served that company in various roles until his appointment as CEO.

About CASMED® - Monitoring What’s Vital
CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring.  The Company’s FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults.  This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company’s product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care.  CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company’s website at www.casmed.com.

Company Contact
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.